Exhibit 23.1

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	700 North Pearl Suite 2000 Dallas, Texas 75201

Consent of Independent Registered Public Accounting Firm

Rose Rock Midstream, L.P.

Tulsa OK

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated August 12, 2011, relating to the financial statements, of Rose Rock Midstream, L.P. appearing in the Company’s Form S-1.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP

Dallas, Texas

January 6, 2012

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.